                                                                   EXHIBIT 10.12

                               PURCHASE AGREEMENT
                           CARSON VALLEY BUSINESS PARK

                               PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT is made and entered into as of this 14 day of June, 2001 (the "Effective Date"), by and between STARBUCKS MANUFACTURING CORPORATION, a Washington corporation ("Purchaser"), and CVBP, LLC, a Nevada limited liability company ("Seller").

        IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Purchaser hereby agree as follows:

        1. Purchase and Sale.

                (a) Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the Property. As used herein, the term the "Property" shall mean, collectively: (i) that certain parcel of land located within the Carson Valley Business Park, Minden, Nevada, which park is shown on the attached map (the "Park"), and containing approximately fifty (50) acres of land and more particularly described on EXHIBIT A attached hereto (the "Land"), or any portion thereof, in accordance with the terms set forth in Section 1(b) hereof, together with all of Seller's right, title and interest in all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to the Land and any development rights, mineral rights owned by, or leased to, Seller; (ii) any and all structures, and systems associated with the Property (all such improvements being referred to herein as the "Improvements"); (iii) all personal property owned by Seller, located on or in the Land or Improvements and used in connection with the operation and maintenance of the Property (the "Personal Property";), including, without limitation, any personal property listed on EXHIBIT B attached hereto; and (iv) all trademarks, tradenames, permits, approvals, and entitlements and other intangible property used in connection with the foregoing, including, without limitation, all of Seller s right, title and interest in any and all warranties and guaranties relating to the Property (the "Intangible Personal Property").

                (b) On the closing of the purchase and sale contemplated hereunder (the "Closing"), Seller agrees to sell and convey to Purchaser either
(i) the entire Property, or (ii) a portion of the Property, provided that such portion shall not be less than thirty (30) acres of the Property, the size and location of which shall be designated by Purchaser (the "Partial Parcel"), on the terms and conditions set forth herein. On or before the last day of the first Due Diligence Period, as such term is defined herein, Purchaser shall provide Seller written notice of its intent to either purchase the Property or purchase the Partial Parcel (the "Notice of Parcel Size Date") In the event that Purchaser fails to give such written notice to Seller by the end of the Notice of Parcel Size Date and Purchaser is electing to proceed with the acquisition of the Property, then Purchaser shall be deemed to have elected to purchase the entire Property. If applicable, during the five (5) year period commencing on the Closing Date (the "Five Year Period"), Purchaser shall have the option to purchase the remaining portion of the Property (the "Remaining Parcel") by providing at least thirty (30) days' prior written notice to Seller, on the same financial terms and conditions as the initial purchase of the Partial Parcel.

                (c) Seller and Purchaser hereby acknowledge that Purchaser intends to use the Property to construct and erect on the Land a coffee roasting facility and distribution center and related improvements ("Purchaser's Project").

        2. Purchase Price.

                (a) The Purchase Price shall be determined by multiplying either
(i) One Dollar Five Cents ($1.05), if Purchaser elects to purchase at Closing the entire portion of the Property and the entire portion of the Option Land (as defined below) (collectively, the "100 Acre Parcel"), (ii) One Dollar Thirty Three Cents ($1.33), if Purchaser elects to purchase between forty one (41) and fifty (50) acres of the Property, (iii) One Dollar Thirty Seven Cents ($1.37), if Purchaser elects to purchase between thirty five (35) and forty (40) acres of the Property, or (iv) One Dollar Forty Cents ($1.40), if Purchaser elects to purchase between thirty (30) and thirty four (34) acres of the Property, times the total gross square footage, which square footage shall be determined by the area within the Property or shown on the ALTA Survey, as defined below, and shall exclude any land or easements which has been or will be dedicated to public authorities in connection with the development of the Property or in connection with the subdivision thereof. The total gross square footage shall be determined by a survey approved and prepared by Purchaser, at Seller's sole cost, which survey shall be certified by a duly licensed surveyor or surveyors showing all physical conditions affecting the Property sufficient for deletion of the survey exception from the Title Policy (the "ALTA Survey"). The Purchase Price shall be paid to Seller at Closing, minus any applicable Option Deposits amounts, as such term is defined below, if applicable, the Infrastructure Deposit, as defined below, and any applicable credit against the Purchase Price at the Closing in accordance with Sections 15(b) and 8(f)(i) hereof with respect to the costs of the Phase I environmental report and the Geotechnical report, and plus or minus prorations and other adjustments hereunder, in the manner set forth in Section 2(b) below.

                (b) The Purchase Price shall be paid as follows:

                        (i) Within three (3) business days after the mutual execution and delivery hereof, Purchaser shall deposit a note in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the "Note") with a title company mutually acceptable to the parties hereto (the "Title Company"), to secure Purchaser's performance hereunder (the Note shall hereinafter be referred to as the "Deposit"). Prior to the expiration of the Due Diligence Period, the Title Company shall return the Deposit and, if applicable, the Infrastructure Deposit (for the purposes of this Section 2(b)(i), the term "Infrastructure Deposit" shall not include any amounts which have already been distributed or allocated to Seller in accordance with Section 2(b)(iii) hereof), to Purchaser on Purchaser's notification that this Agreement has terminated. Thereafter, if Purchaser instructs Title Company to return the Deposit, and, if applicable, the Infrastructure Deposit, then Title Company shall notify Seller of Purchaser's demand, and, unless Title Company receives within seven (7) days of the date of Title Company's notice an affidavit from Seller stating that there is a genuine dispute as to which party is entitled to the proceeds of the Deposit, and, if applicable, the Infrastructure Deposit, and describing the basis of Seller's claim thereto, Title Company shall return the Deposit, and if applicable, the Infrastructure Deposit, to Purchaser, without any further instructions or authorizations from Seller. Except as provided to the contrary hereinbelow, if Purchaser makes a demand for return of the Deposit, and if applicable, the Infrastructure Deposit, and Title Company does receive such an affidavit from Seller within seven (7) days after Title Company's notice, then Title Company shall hold the Deposit, and, if applicable, the Infrastructure Deposit, in escrow until the dispute as to which party is entitled to the proceeds of the Deposit, and, if applicable, the Infrastructure Deposit, is resolved. If the Closing (i) does not occur for any reason other than a breach by Purchaser, then the Deposit, and, if applicable, the Infrastructure Deposit, shall be returned to Purchaser in accordance with the provisions of Section 7 hereof, or (ii) does occur, the Deposit, and, if applicable, the Infrastructure Deposit, shall be returned to Purchaser at the Closing.

                        (ii) If Purchaser exercises any of its Due Diligence Extension Options, as described below, Fifty Thousand Dollars ($50,000) in cash shall be deposited into an interest bearing account on or before the commencement date of each such applicable Due Diligence Extension Option (collectively, the "Option Deposits"), and the amount of the Note shall be reduced by Fifty Thousand Dollars ($50,000). Any interest on the Option Deposits shall belong to Purchaser. The Option Deposits and all interest thereon shall be applied against the Purchase Price at the Closing. The Option Deposits shall be nonrefundable to Purchaser for any reason other than a breach by Seller or a failure of any of the conditions described in Section 5(a) or 6 below.

                        (iii) Purchaser shall have the option, in Purchaser's sole discretion, to require Seller to proceed with Seller's obligations set forth in Sections 15(b) and 15(f), in accordance with Purchaser's reasonable instructions, at any time prior to the Closing Date (the "Early Infrastructure Obligations") by depositing in an interesting bearing account with the Title Company an additional amount, in cash, which amount shall be determined by Purchaser in Purchaser's sole discretion (the "Infrastructure Deposit"). If Purchaser deposits the Infrastructure Deposit, Seller shall proceed with such portion of the Early Infrastructure Obligations at such time that the Title Company receives the Infrastructure Deposit. The Infrastructure Deposit shall be paid to Seller as follows: in accordance with mutually acceptable escrow instructions to be agreed to by the parties hereto within ten (10) days after the execution and delivery hereof, Seller shall be reimbursed from the Infrastructure Deposit for sums which it has actually paid to unaffiliated third parties prior to Closing, in connection with the Early Infrastructure Obligations, within five (5) business days after Seller delivers proof of such payments to Purchaser and Purchaser approves such payments and the work performed therefor. In the event that the Closing contemplated hereunder does not occur for any reason whatsoever, Purchaser shall be fully refunded any amount remaining in the Infrastructure Deposit which has not already been distributed or allocated to Seller in accordance with the terms hereof. Any interest on the Infrastructure Deposit shall belong to Purchaser. The Infrastructure Deposit and all interest thereon (including any amounts paid or allocated to Seller) shall be applied against the Purchase Price at the Closing. The Infrastructure Deposit shall be fully refundable to Purchaser in the event of any breach by Seller or a failure of any of the conditions described in
Section 5(a) or 6 below. Notwithstanding anything contained herein, in the event that the Infrastructure Deposit is refunded to Purchaser in accordance with the preceding sentence, such refund shall include any and all amounts which have already been paid or been allocated to Seller under this Section 2(b)(iii) and Seller shall immediately pay such amounts to Purchaser.

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                        (iv) The balance of the Purchase Price shall be paid to
Seller at the Closing in immediately available funds.

        3. Title to the Property.

                (a) At Closing, the Title Company shall issue to Purchaser an ALTA Owner's Policy of Title Insurance (Form B, rev. 10/17/70) in the amount of the Purchase Price, insuring fee simple title to the Land or, if applicable, the 100 Acre Parcel and the Improvements in Purchaser, subject only to the Permitted Exceptions (as hereinafter defined) (the "Title Policy"). The Purchaser's obligation to consummate the Closing shall be conditioned upon the Title Policy providing full coverage against mechanics', materialmen's and brokers' liens arising out of the construction, repair or alteration of the Improvements, if any, and shall contain such special endorsements as Purchaser may require (the "Endorsements"). Seller shall execute and deliver to Title Company an owner's affidavit sufficient to support the issuance of the Title Policy. As used herein, the term "Permitted Exceptions" shall mean, collectively: (i) the standard printed exceptions on an ALTA Owner's Policy of Title Insurance (Form B, rev. 10/17/70), (ii) nondelinquent liens for general real estate taxes and assessments, (iii) matters disclosed by a current survey of the Property and approved by Purchaser hereunder, and (iv) any exceptions disclosed by the Preliminary Reports (as defined below) or any Supplements (as defined below) and approved by Purchaser hereunder. Notwithstanding the foregoing, the term "Permitted Exceptions" shall not include (x) any monetary liens, including, without limitation, the liens of any deeds of trust or other loan documents secured by the Property, other than current real estate taxes, or (y) any mechanics', materialmen's and brokers' liens.

        4. Due Diligence and Time for Satisfaction of Conditions.

        Purchaser shall have the right to commence Due Diligence with respect to the Property following the Effective Date and the due diligence period ("Due Diligence Period") shall expire on either (i) the date that is ninety (90) days after the Effective Date or (ii) on such earlier date that Purchaser shall designate. Purchaser shall have three (3) options to extend the Due Diligence Period for a period of thirty (30) days each (collectively, the "Due Diligence Period Extension Options"). Purchaser must provide written notice to Seller of its intent to exercise a Due Diligence Period Extension Option, in the case of the first such Due Diligence Period Extension Option, on or before the expiration of the Due Diligence Period, or, in the case of the second or third such Due Diligence Period Extension Option, on or before the expiration of the previous Due Diligence Period Extension. As used herein, the Due diligence Period shall mean the Due Diligence Period as extended pursuant to the terms hereof. Seller shall make available to Purchaser and its employees, representatives, counsel and consultants access to all of its books, records and files relating to the Property in Seller's possession or reasonable control, including, without limitation, all of the items set form on said Exhibit C other than the Delivery Items (collectively, the "Due Diligence Items"), and Seller agrees, to the extent reasonably feasible, to allow Purchaser to make copies at Seller's office or the property management office of such items as Purchaser reasonably requests. Notwithstanding the foregoing, Seller shall not be required to make available or provide to Purchaser any Due Diligence Items that are attorney-client privileged.

        5. DILIGENCE PERIOD CONDITIONS.

        The following conditions are precedent to Purchaser's obligation to purchase the Property and to deliver the Purchase Price (the "Diligence Period Conditions"):

                (a) Purchaser's review and approval of title to the Property, as follows. Seller shall deliver to Purchaser at Seller's sole cost and expense, within five (5) days after the Effective Date, or at such other time as specified below, the following:

                        (i) a current standard coverage preliminary title report with respect to all of the Land, or, if applicable, the 100 Acre Parcel, issued by Title Company, accompanied by copies of all documents referred to in the report (the "Preliminary Report"), provided, however, that not withstanding anything contained herein, immediately after Seller receives a copy of the ALTA Survey, Seller shall order the Preliminary Report and deliver the same to Purchaser and its counsel within forty eight (48) hours of receiving the Preliminary Report;

                        (ii) copies of all existing and proposed easements, covenants, restrictions, agreements or other documents which affect title to the Property that are actually known by Seller and that are not disclosed by the Preliminary Reports;

                        (iii) the ALTA Survey (notwithstanding anything contained herein, the ALTA Survey shall be delivered to Purchaser within 10 business days of the date hereof), the Phase I environmental report, and the Geotechnical report (as described in Section 5(b) hereof),

                        (iv) copies of the most recent property tax bills for the Property,

                        (v) copies of all documents relating to actions, suits, and legal or administrative proceedings affecting the Property;

                        (vi) financial information concerning income and expenses relating to the ownership and operation of the Property; and

                        (vii) copies of any leases or other occupancy agreements, if any, (the "Leases") affecting the Property (any such Leases shall be terminated on or before Closing).

        Purchaser shall deliver written notice (the "Objection Notice") to Seller, prior to the end of the Due Diligence Period, if any of the exceptions to title disclosed by the Preliminary Report, the ALTA Survey, any surveys provided by Seller or any surveys obtained by Purchaser during the Due Diligence Period are objectionable to Purchaser ("Objections"). Seller shall have three
(3) days after receipt of the Objection Notice to give Purchaser: (i) written notice that Seller shall use all reasonable efforts to remove all Objections from title on or before the Closing Date, or (ii) written notice that Seller elects not to cause the Objections to be removed. If Seller shall fail to give Purchaser written notice of its election under clause (i) or (ii) of the preceding sentence within said three (3) days, Seller shall have deemed to have elected not to cause the Objections to be removed. If Seller gives Purchaser notice under clause (ii), Purchaser shall have ten (10) days to elect to proceed with the purchase or terminate this Agreement. If Purchaser shall fail to give Seller written notice of its election within said ten (10) days, Purchaser shall be deemed to have elected to terminate this Agreement. If Seller gives notice under clause (i) above and fails to remove all the Objections prior to the Closing Date and Purchaser is unwilling to accept title subject to such Objections in its sole and absolute discretion, Purchaser shall have, as its sole right and remedy on account of such failure by Seller, the right to terminate this Agreement. In the event that Purchaser terminates this Agreement pursuant to this paragraph, the Deposit, if applicable, the Infrastructure Deposit and the Option Deposits, if any, shall be immediately returned to Purchaser and neither party shall have any further obligations hereunder except to the extent set forth in Sections 12, 16(b), 16(g), 16(k) and 16(l) hereof.

        In the event the Title Company issues any supplement ("Supplement") to the Preliminary Report during the term of this Agreement, Purchaser shall have until the later of the end of the Due Diligence Period and ten (10) days following delivery of such Supplement to Purchaser to deliver an Objection Notice to Seller setting forth any Objections to any exceptions contained therein and not disclosed in the Preliminary Report, or any prior Supplement thereto. Thereafter, Seller shall have three (3) days after receipt of such Objection Notice to give Purchaser: (x) written notice that Seller shall use all reasonable efforts to remove all Objections from title on or before the Closing Date; or (y) written notice that Seller elects not to cause the Objections to be removed. If Seller shall fail to give Purchaser written notice of its election under clause (x) or (y) of the preceding sentence within said three (3) days, Seller shall have deemed to have elected not to cause the Objections to be removed. If Seller gives Purchaser notice under clause (y), Purchaser shall have five (5) days to elect to proceed with the purchase or terminate this Agreement. If Purchaser shall fail to give Seller written notice of its election within said five (5 ) days, Purchaser shall be deemed to have elected to terminate this Agreement. If Seller gives notice under clause (x) above and fails to remove all the Objections prior to the Closing Date and Purchaser is unwilling to accept title subject to such Objections in its sole and absolute discretion, Purchaser shall have, as its sole right and remedy on account of such failure by Seller, the right to terminate this Agreement. In the event that Purchaser terminates this Agreement pursuant to this Section, the Deposit, if applicable, the Infrastructure Deposit and the Option Deposits, if any, shall be immediately returned to Purchaser and neither party shall have any further obligations hereunder except to the extent set forth in Sections 12, 16(b), 16(g), 16(k) and 16(l) hereof.

        Notwithstanding anything to the contrary provided herein, Seller shall be obligated to remove from title prior to the Closing (a) any delinquent taxes and assessments, (b) any mechanics', materialmen's and broker liens (other than any mechanics, materialmen's and broker liens for which Purchaser is responsible under the terms of this Agreement), (c) any other monetary liens, and (d) any exceptions caused by Seller's voluntary acts after the Effective Date and not approved by Purchaser hereunder.

                (b) Purchaser's review and approval in its sole and absolute discretion, prior to the expiration of the Due Diligence Period, of all aspects of the Property, including, without limitation, all of the Due Diligence Items and the results of Purchaser's examinations, inspections, testing, and or investigations of the Property (collectively, "Purchaser's Due Diligence Investigations"). Purchaser's Due Diligence Investigations shall include an examination for the presence or absence of Hazardous Material (as defined below) on, under or in the Property. In connection therewith, Purchaser shall have prepared, at Purchaser's sole cost and expense, except to the extent that such cost shall be credited against the Purchase Price at the

Closing in accordance with section 8(f)(i) hereof, a current Phase I Environmental report and a current Geotechnical report covering soils and related matters, as designated by Purchaser. Any sums in excess of such amount shall be paid by Purchaser. Purchaser shall deliver copies of all such reports to Seller prior to the Closing without any warranty or representation as to the accuracy thereof. In addition, in Purchaser's discretion and at Purchaser's sole cost and expense, it may chose to engage in or otherwise conduct any additional environmental studies or environmental testing or sampling with respect to the Property or with respect to the soils or ground water. Seller or its representative may be present to observe any testing performed on the Property by Purchaser or its representatives. As used herein, the term, "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as "hazardous" or "toxic" under any federal, state, local or administrative agency ordinance or law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq.; and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; or any regulation, order, rule or requirement adopted thereunder, as well as any formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos, and "source," "special nuclear" and "by-product" material as defined in the Atomic Energy Act of 1985, 42 U.S.C. Sections 3011 et seq.

                (c) Purchaser's review and approval, prior to the expiration of the Due Diligence Period, of a schedule prepared by Seller and delivered to Purchaser on or before the Effective Date, identifying all of the service contracts and similar agreements that Seller intends to assign to Purchaser at Closing (the "Schedule of Agreements"). Purchaser shall have the right, in its sole discretion, to require the termination of any service contract or other agreement identified on the Schedule of Agreements effective as of the Closing Date, by delivering to Seller written notice (the "Contract Termination Notice") on or before the expiration of the Due Diligence Period (collectively "Terminable Agreements"). If Purchaser fails to deliver the Contract Termination Notice within such time period, Purchaser shall be deemed to have elected to assume all of the agreements identified on the Schedule of Agreements. Under all circumstances, Seller shall cause to be terminated as of the Closing all property management agreements and leasing agreements, if any, with respect to the Property. Those service contracts and agreements identified on the Schedule of Agreements that are not terminated by Purchaser pursuant to this Section 5(c) are referred to herein as the "Assumed Contracts."

                (d) Purchaser's review and approval, prior to the expiration of the Due Diligence Period, of reports by engineers and/or architects selected by Purchaser to inspect the Property.

                (e) Purchaser's review and approval, prior to the expiration of the Due Diligence Period, of all documents evidencing or securing the existing encumbrances, all certificates of occupancy, permits, environmental, soil, traffic, subdivision and zoning reports, studies or documents, insurance policies, warranties, any other agreements, reports, studies, inspections or investigations of the Property, and any other contracts, documents or items of significance to the Property.

                (f) Purchaser's review, prior to the expiration of the Due Diligence Period, of all actions, suits, and legal or administrative proceedings affecting the Property.

                (g) Purchaser's review and approval, prior to the expiration of the Due Diligence Period, of evidence satisfactory to Purchaser and its legal counsel that the Property complies with all applicable zoning, subdivision, land use, redevelopment, energy, environmental and other governmental requirements, including but not limited to current height, setback, floor-to-area ratio and Federal Aviation Administration restrictions and regulations, applicable to the use, maintenance and occupancy of the Property and of Purchaser's Project.

                (h) Review and approval, prior to the expiration of the Due Diligence Period, by Purchaser and its legal counsel of all documentation relating to contracts, service agreements, closing documentation, title, and all other legal matters related to the Property and its acquisition by Purchaser.

                (i) Purchaser's review and approval, prior to the expiration of the Due Diligence Period, of the physical condition of the Property, including, without limitation, of all improvements located thereon, if any, and the confirmation that the Property does not contain any asbestos containing materials or hazardous materials.

                (j) Purchaser's review and approval, prior to the expiration of the Due Diligence Period, of written agreements from governmental agencies and other third parties obtained by Purchaser, in forms acceptable to Purchaser, which specify and define all tax, economic and other benefits that will be available and/or provided to Purchaser in connection with Purchaser's project, and any and all air quality/pollution credits, permits or approvals necessary in connection with Purchaser's project on the Property, including without limitation the operation of twelve (12) roasters. Seller shall exercise its best efforts to cooperate with and assist Purchaser in Purchaser's efforts to obtain such tax, economic and other benefits, and shall use its contacts and relationships with governmental agencies and other parities to facilitate Purchaser's efforts to obtain such tax, economic, and other benefits, and in the event that Seller is able to obtain any such air quality pollution credits or permits, Seller shall convey such credits or permits to Purchaser at the Closing, at no cost to Purchaser, and pursuant to documents and instruments required by Purchaser.

                (k) Purchaser's review and approval, prior to the expiration of the Due Diligence Period, of any and all off-site mitigation, improvement and assessment requirements which will be imposed in connection with Purchaser's Project on the Property.

                (l) Receipt by Purchaser of a certificate, prior to the expiration of the Due Diligence Period, in form satisfactory to Purchaser, confirming that all state and local real property and business taxes pertaining to the Property (including, without limitation, all corporate, sales, and withholding taxes) have been paid in full by Seller.

                Prior to the end of the Due Diligence Period, Purchaser shall deliver written notice (the "Approval Notice") to Seller informing Seller whether or not Purchaser has approved or waived all of the Due Diligence Period Conditions. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right to terminate this Agreement at any time prior to the end of the Due Diligence Period, in its sole and absolute discretion and for any or for no reason whatsoever. If, by the end of the Due Diligence Period, Purchaser shall not have delivered the Approval Notice to Seller approving or waiving all of the Due Diligence Period Conditions, then this Agreement shall automatically terminate. In the event that this Agreement is terminated pursuant to this Section, the Deposit and the Infrastructure Deposit (excluding any amounts which have already been distributed or allocated to Seller in accordance with Section 2(b)(iii) hereof) shall be immediately returned to Purchaser and neither party shall have any further obligations hereunder except to the extent set forth in Sections 12, 16(b), 16(g), 16(k) and 16(l) hereof.

        6. Conditions to Closing.

        The following conditions are precedent to Purchaser's obligation to acquire the Property and to deliver the Purchase Price (the "Conditions Precedent"). If any Conditions Precedent are not satisfied as determined by Purchaser in Purchaser's sole discretion, Purchaser may elect by written notice to Seller to terminate the Agreement and receive a refund of the Deposit, if applicable, the Infrastructure Deposit and the Option Deposits, if any. Upon such termination, neither party shall have any further obligations hereunder except as provided in Sections 12, 16(b), 16(g), 16(k) and 16(l) hereof.

                (a) This Agreement shall not have terminated pursuant to any other provision hereof, including, without limitation, Section 5 above.

                (b) The physical condition of the Property shall be substantially the same on the day of Closing as on the date of Purchaser's execution of this Agreement, reasonable wear and tear and loss by casualty excepted (subject to the provisions of Section 11 below), and, as of the day of Closing, there shall be no litigation or administrative agency or other governmental proceeding of any kind whatsoever, pending or threatened, which after Closing would materially adversely affect the value of the Property or the ability of Purchaser to operate the Property in the manner in which it is currently being operated or the ability of Purchaser to construct and operate Purchaser's Project, and no proceedings shall be pending or threatened which could or would cause the redesignation or other modification of the zoning classification of, or of any buildings code requirements applicable to the Property or any portion thereof, which after Closing would materially adversely affect the value of the Property or the ability of Purchaser to operate the Property in the manner in which it is currently being operated or the ability of Purchaser to construct and operate Purchaser's Project.

                (c) Title Company shall be irrevocably and unconditionally committed to issue to Purchaser the Title Policy as described in Section 3(a) above (subject only to payment of its premiums therefor).

                (d) All of Seller's representations and warranties contained herein shall be true and correct on the Closing Date.

                (e) Prior to the end of the Due Diligence Period Seller and Purchaser shall have agreed, in each party's reasonable discretion, upon the changes, if any, in the covenants, conditions, restrictions and easements which are to be recorded with respect to the Land at or prior to the Closing from the current form of that certain Declaration of Covenants, Conditions and Restrictions of Carson Valley Business Park as of December 8, 1993 (the "CC&Rs"), provided, however, that Purchaser shall only be subject to a maximum assessment (as such term is defined herein) amount under the CC&Rs of Two Thousand Dollars ($2,000) per year, for a period of five (5) years from the Closing Date. This Section 6(e) shall survive the Closing

                (f) Promptly following the mutual execution of this Agreement and at least ten (10) business days prior to Closing, Seller, at Seller's cost,
(i) shall file an appropriate and complete application with Douglas County for Douglas County's approval of parcel maps ("Parcel Maps") in form and substance reasonably approved by Purchaser in order to subdivide the Property, the Remaining Parcel (if applicable, and the Option Land (as such term is defined herein) as separate legal parcels, (ii) shall diligently process such applications and (iii) shall otherwise exercise its best efforts to obtain Douglas County's approval of the Parcel Maps and to cause the Parcel Maps to be duly filed.

                (g) During the Due Diligence Period, at Purchaser's Option, Purchaser shall acquire water and sewer rights for water and sewer utility services in capacities deemed by Purchaser, in Purchaser's sole discretion, to be sufficient to serve Purchaser's Project from Douglas County. In the event that Purchaser attempts to purchase such rights from Douglas County, Seller shall be obligated to diligently and actively assist Purchaser with the acquisition of such rights. In addition, upon the Closing, at no cost to Purchaser, Seller shall convey to Purchaser 19.89 acre feet of water rights, any additional water rights that Seller has the right to acquire, and approximately
2.87 equivalent domestic units of sewer rights pursuant to instruments and documents approved by Purchaser.

                (h) Seller has performed all of its covenants hereunder.

        7. Remedies.

                (a) In the event the sale of the Property is not consummated because of the failure of any condition or any other reason except a default under this Agreement solely on the part of Purchaser, the Deposit, and, if applicable, the Infrastructure Deposit, shall immediately be returned to Purchaser. If said sale is not consummated solely because of a default under this Agreement on the part of Purchaser, Seller shall be excused from further performance hereunder and the Deposit shall be paid to and retained by Seller as liquidated damages. The parties have agreed that Seller's actual damages, in the event of a default by Purchaser, would be extremely difficult or impracticable to determine. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF SUCH A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

        INITIALS:  Seller [Initials Illegible]   Purchaser [Initials Illegible]
                          --------------------             --------------------

                (b) In the event the sale of the Property is not consummated because of a default under this Agreement on the part of Seller, Purchaser may either (1) terminate this Agreement by delivery of written notice of termination to Seller, whereupon (A) the Deposit, if applicable, the Infrastructure Deposit and all Option Deposits shall be immediately returned to Purchaser, and (B) Seller shall pay to Purchaser any out-of-pocket title, survey, environmental report or study, escrow, legal and inspection fees, costs and expenses actually incurred by Purchaser and any other out-of-pocket fees, costs and expenses actually incurred by Purchaser in connection with the performance of its due diligence review of the Property and the negotiation and performance of this Agreement, including, without limitation, environmental and engineering consultants' fees and expenses, and neither party shall have any further rights or obligations hereunder except to the extent set forth in Sections 12, 16(b), 16(g), 16(k) and 16(l) hereof, or (2) continue this Agreement and bring an action for specific performance hereof.

        8. Closing and Escrow.

                (a) Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with Title Company and this Agreement shall serve as instructions to Title Company for consummation of the purchase and sale contemplated hereby. Seller and Purchaser agree to execute such additional escrow instructions as may be appropriate to enable the title company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions (other than joint escrow instructions), the terms of this Agreement shall control.

                (b) The parties shall conduct an escrow Closing pursuant to this
Section 8 on either (i) the date that is thirty (30) days after the expiration of the Due Diligence Period, (ii) on such other earlier date as designated by Purchaser, or (iii) or on such later date as Purchaser and Seller may agree in their sole and absolute discretion (the "Closing Date"). In the event the Closing does not occur on or before the Closing Date, the Title Company shall, unless it is notified by both parties to the contrary within five (5) days after the Closing Date, return to the depositor thereof items which were deposited hereunder. Any such return shall not, however, relieve either party of any liability it may have for its wrongful failure to close.

                (c) At or before the Closing, Seller shall deliver to Title Company (for delivery to Purchaser upon Closing) the following (other than the materials described in clause (xi) below, which shall be delivered directly to Purchaser by Seller substantially concurrent with the Closing):

                        (i) a duly executed and acknowledged grant, bargain and sale deed in the form attached hereto as EXHIBIT E (the "Deed");

                        (ii) an assignment of service contracts, warranties and guaranties and other intangible property in the form attached hereto as EXHIBIT F (the "Assignment of Intangible Property");

                        (iii) originals of all Assumed Contracts and all other material documents, agreements and correspondence and items relating to the ownership, operation, maintenance or management of the Property;

                        (iv) a "FIRPTA Affidavit" pursuant to Section 1445
(b)(2) of the Internal Revenue Code duly executed by Seller which Affidavit shall indicate that no federal withholding shall be required;

                        (v) such resolutions, authorizations, bylaws or other corporate and/or partnership documents relating to Seller as shall be required by Title Company;

                        (vi) the certificate certifying as to Seller's representations and warranties as required by Section 9(b) below;

                        (vii) all personal property described in the Bill of Sale to the extent in Seller's possession or reasonable control; and

                        (viii) any other closing documents reasonably requested by Title Company. Purchaser may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

                (d) At or before the Closing, Purchaser shall deliver to Title Company (for delivery to Seller upon Closing) the following;

                        (i) the duly executed Assignment of Intangible Property;

                        (ii) such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Purchaser as shall be required by Title Company;

                        (iii) the duly executed and acknowledged affidavit of real property value;

                        (iv) any other customary and/or reasonable closing documents requested by Title Company or Purchaser (provided that in no event shall any such documents increase the liability of Purchaser); and

                        (v) the balance of the Purchase Price in cash or other immediately available funds, subject to prorations and adjustments as set forth herein.

                (e) Seller and Purchaser shall each deposit such other instruments as are reasonably required by the title company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof (provided that in no event shall any such documents increase the liability of Purchaser or Seller). Seller and Purchaser hereby designate Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

                (f) The following are to be apportioned as of the Closing Date as follows, with Purchaser being deemed to be the owner of the Property during the entire day on which the Deed is recorded and being entitled to receive all income of the Property, and being obligated to pay all expenses of the Property, with respect to such day:

                        (i) Other Apportionments; Closing Costs. Amounts payable under the Assumed Contracts, annual or periodic permit and/or inspection fees (calculated on the basis of the period covered), and liability for other Property operation and maintenance expenses and other recurring costs shall be apportioned as of the Closing Date. Seller shall pay all transfer taxes with respect to the Property, any recording fees and one-half (1/2) of the escrow fee. Seller shall pay the premium for the Title Policy that is properly allocable to the CLTA or standard coverage portion thereof and all endorsements, and Purchaser shall pay the portion for such premium that is properly allocable to the ALTA or extended coverage portion and one-half (1/2) of the escrow fee. Seller shall be responsible for all costs incurred in connection with the prepayment or satisfaction of any loan secured by the Property, including, without limitation, any prepayment fees, penalties or charges. At the Closing, all costs associated with updating and/or preparing the Phase I environmental report and the Geotechnical report, up to the maximum amount of Twenty Thousand Dollars ($20,000), shall be credited, for the benefit of Purchaser, against the Purchase Price. All other costs and charges of the escrow for the sale not otherwise provided for in this Subsection 8(f)(i) or elsewhere in this Agreement shall be allocated in accordance with the applicable closing customs for the county in which the Property is located as determined by the Title Company.

                        (ii) Real Estate Taxes and Special Assessments. All delinquent real estate taxes and assessments shall be paid by Seller at or before Closing. Non-delinquent real estate taxes and assessments shall be prorated between Purchaser and Seller as of the Closing Date using the actual current tax bill, but if such tax bill is not available at Closing, then such proration shall use an estimate calculated to be 102% of the amount of the previous year's tax bill, subject to a post-Closing reconciliation using the actual current tax bill when received pursuant to Subsection 8(f)(iv) below. In the proration(s), Purchaser shall be credited with an amount equal to the real estate taxes and assessments applicable to the period prior to the Closing Date, to the extent such amount has not been actually paid by Seller. In the event that Seller has paid prior to Closing any real estate taxes or assessments applicable to the period after the Closing Date, Seller shall be entitled to a credit for such amount. If, after Closing, any additional real estate taxes or assessments applicable to the period prior to the Closing Date are levied for any reason, including back assessments, escape assessments or any assessments under, then Seller shall pay all such additional amounts.

                        (iii) Preliminary Closing Adjustment. Seller and Purchaser shall jointly prepare a preliminary Closing adjustment on the basis of any sources of income and expenses, and shall endeavor to deliver such computation to Title Company at least two (2) days prior to Closing.

                        (iv) Post-Closing Reconciliation. If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be calculated as soon after the Closing Date as feasible. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, from the Closing Date to the date of payment if payment is not made within ten (10) days after delivery of a bill therefor.

                        (v) Survival. The provisions of this Section 8(f) shall survive the Closing.

        9. Representations and Warranties of Seller.

                (a) Seller hereby represents and warrants to Purchaser as follows:

                        (i) Seller has not, and as of the Closing Seller shall not have (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller's assets, which remains pending as of such time, (D) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, which remains pending as of such time, (E) admitted in writing its inability to pay its debts as they come due, or (F) made an offer of settlement, extension or composition to its creditors generally.

                        (ii) Seller is not, and as of the Closing shall not be, a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code") and any related regulations.

                        (iii) This Agreement (A) has been duly authorized, executed and delivered by Seller, and (B) does not, and as of the Closing shall not, violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property or the 100 Acre Parcel is subject.

                        (iv) Seller has full and complete power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the terms and conditions of this Agreement.

                        (v) There are no Leases affecting the Property or the 100 Acre Parcel.

                        (vi) To Seller's knowledge, there is no litigation pending or threatened with respect to the Property or the 100 Acre Parcel or the transactions contemplated hereby.

                        (vii) To Seller's knowledge, there are no violations of any applicable buildings codes or any applicable environmental, zoning or land use law, or any other applicable local, state or federal law or regulation relating to the Property or the 100 Acre Parcel, including, without limitation, the Americans with Disabilities Act of 1990.

                        (viii) To Seller's knowledge, Seller has not failed to obtain any material governmental permit necessary for the operation of the Improvements in the manner in which they are presently being operated.

                        (ix) To Seller's knowledge, Purchaser's Project complies with all zoning, land use and Environmental laws and regulations, and any and all such laws and regulations are final and non-appealable.

                        (x) To Seller's knowledge, there are no condemnation, zoning, environmental or other governmental proceedings pending or threatened that would affect the Property or the 100 Acre Parcel, or Purchaser's Project. Seller has not received any written notice of any special assessment proceedings affecting the Property or the 100 Acre Parcel, that is not disclosed on the Preliminary Reports.

                        (xi) Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any fee or ground leasehold interest in any portion of the Property or the 100 Acre Parcel.

                        (xii) To the best of Seller's knowledge, there are no physical defects applicable to the Property or the 100 Acre Parcel.

                        (xiii) The Due Diligence Items and documents delivered to Purchaser pursuant to this Agreement will be all of the relevant documents, materials, reports and other items pertaining to the condition and operation of the Property or the 100 Acre Parcel, will be true and correct copies, and will be in full force and effect, without default by any party and without any right of set-off except as disclosed in writing at the time of such delivery.

                        (xiv) Neither Seller, nor to the best of Seller's knowledge, any third party has used, manufactured, stored or disposed of, on under or about the Property or the 100 Acre Parcel or transported to or from the Property or the 100 Acre Parcel, any Hazardous Materials.

                        (xv) No detention ponds shall be required on the Property or the 100 Acre Parcel in connection with any third party user on the Park or in connection with the Park generally.

                        (xvi) Except for those portions of the Park which have been sold to users who have constructed buildings in the Park, Seller owns the entire Park, and Seller holds a title insurance policy insuring Seller that Seller owns the Park.

                (b) It shall be a condition precedent to Purchaser's obligation to purchase the Property or the 100 Acre Parcel and to deliver the Purchase Price that all of Seller's representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date. At the Closing, Seller shall deliver to Purchaser a certificate certifying that each of Seller's representations and warranties contained in Section 9(a) above are true and correct as of the Closing Date in a form reasonably acceptable to Purchaser.

                (c) All representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement shall be deemed to be material and shall survive the execution and delivery of this Agreement and the Closing for a period of twenty-four (24) months. In the event that a claim is not made with respect to a breach of a representation or warranty set forth herein or made in writing pursuant to this Agreement within such twenty-four(24) month period, such claim shall be deemed waived.

        10. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

                (a) Purchaser is a duly organized and validly existing limited liability company in good standing under the laws of the State of Washington; this Agreement and all documents executed by Purchaser which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Purchaser, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Purchaser is subject.

                (b) Purchaser has not, and as of the Closing Purchaser shall not have (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser's creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser's assets, which remains pending as of such time, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser's assets, which remains pending as of such time, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

        11. Risk of Loss.

                (a) Purchaser shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property provided that (i) the cost to repair any such damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, does not exceed $100,000, (ii) in the case of any such damage or destruction, the repair can be completed within ninety (90) days, and (iii) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, less any sums reasonably expended by Seller toward the restoration or repair of the Property, and, if all of the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Purchaser, and Purchaser shall also be entitled to a credit against the Purchase Price in the amount of any deductible or uninsured loss.

                (b) If the amount of the damage or destruction or condemnation as specified in Section 11(a) above exceeds $100,000, or, in the case of any such damage or destruction, the repair cannot be completed within ninety (90) days, then Purchaser may, at its option to be exercised within twenty (20) days of Seller's written notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof If Purchaser elects to terminate this Agreement or fails to give Seller written notice within such 20-day period that Purchaser will proceed with the purchase, then the Deposit and Infrastructure Deposit shall be immediately returned to Purchaser and neither party shall have any further rights or obligations hereunder except to the extent set forth in Sections 12, 16(b), 16(g), 16(k) and 16(1) hereof. If Purchaser elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, less any sums reasonably expended by Seller toward the restoration or repair of the Property, and, if all of the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Purchaser, and Purchaser shall also be entitled to a credit against the Purchase Price in the amount of any deductible or uninsured loss.

        12. Access; Indemnity; Possession.

                (a) Commencing on the Effective Date and through the Closing Date or the earlier termination of this Agreement, Seller shall afford authorized representatives of Purchaser reasonable access to the Property for purposes of satisfying Purchaser with respect to the representations, warranties and covenants of Seller contained herein and with respect to satisfaction of any Diligence Period Condition or any Condition Precedent, provided (a) such access does not interfere in any material respect with the operation of the Property, and (b) Seller shall have the right to pre-approve in its reasonable discretion and be present during any physical testing of the Property. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all claims, judgments, damages, losses, penalties, fines, demands, liabilities, encumbrances, liens, costs and expenses (including reasonable attorneys' fees, court costs and costs of appeal) actually suffered or incurred by Seller and to the extent arising out of or resulting from damage or injury to persons or property caused by Purchaser or its authorized representatives during their investigation of, entry onto and/or inspections of the Property prior to the Closing. If this Agreement is terminated, Purchaser shall repair the damage caused by Purchaser's entry onto and/or inspections of the Property, provided the foregoing shall not require Purchaser to repair or remediate any conditions that are discovered by Purchaser. The foregoing indemnity shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement.

                (b) Possession of the Property shall be delivered to Purchaser on the Closing Date.

        13. Seller Covenants.

                (a) At the time of Closing, Seller shall cause to be paid in full all obligations under any outstanding written or oral contracts made by Seller for any improvements to the Property or 100 Acre Parcel, and Seller shall cause to be discharged all mechanics', materialmen's and brokers' liens arising from any labor or materials furnished to the Property or the 100 Acre Parcel or broker's services prior to the time of Closing (other than any mechanics', materialmen's and broker liens for which Purchaser is responsible under the terms of this Agreement).

                (b) Between the Effective Date and the Closing, Seller shall promptly notify Purchaser of any condemnation, environmental, zoning or other land-use regulation proceedings of which Seller obtains knowledge, between the Effective Date and the Closing, as well as any notices of violations of any Laws relating to the Property or the 100 Acre Parcel of which Seller obtains knowledge, and any litigation of which Seller obtains knowledge, between the Effective Date and the Closing, that arises out of the ownership of the or the Option Land.

                (c) Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller's sole cost and expense, all policies of insurance currently in effect with respect to the (or comparable replacements thereof).

                (d) Seller shall deliver to Purchaser copies of all copies of any bills for real estate taxes and personal property taxes and copies of any notices pertaining to real estate taxes or assessments applicable to the Property or, if applicable, the 100 Acre Parcel that are received by Seller after the Effective Date, even if received after Closing. The obligations set forth in this Section 13(d) shall survive the Closing.

                (e) No off-site mitigation, improvement requirements and/or assessments (including but not limited to any fees in connection with Purchaser's Project such as impact, tap or development fees) (collectively, "Assessments") have been imposed on the Property or the 100 Acre Parcel, except for those listed in the Preliminary Report and those listed in Section 6(e) above, nor shall any such Assessments be imposed on the Property or, if applicable, the 100 Acre Parcel, for a period of ten (10) years after the Closing Date, except as specifically provided for herein. In addition, Seller shall be, at all times, solely responsible for paying any such Assessments requirements imposed on the Property and the Option Land, including but not limited to any Assessments in connection with Purchaser's Proposed Project such as impact, tap or development fees, and shall keep the Property and the Option Land free and clear of any and all liens and encumbrances in connection therewith. In connection with this Paragraph 13(e), Seller agrees to indemnify Purchaser and hold harmless and defend Purchaser from and against any and all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees) resulting from any such Assessments. The obligations set forth in this Section 13(e) shall survive the Closing.

                (f) Seller hereby agrees to indemnify and hold harmless Purchaser, its directors, officers, employees, and agents, and any successors to Purchaser's interest in the chain of title to the Property and the Option Land, their directors, officers, employees, and agents, from and against any and all liability including, without limitation, all foreseeable and all unforeseeable consequential damages, directly or indirectly arising out of (i) the use, generation, storage, or disposal of Hazardous Materials by Seller or any prior owner or operator of the Property and the Option Land, including without limitation the cost of any required or necessary repair, cleanup, or detoxification and the preparation of any closure or other required plans, and
(ii) the environmental conditions described in EXHIBIT J attached hereto, whether any such action is required or necessary prior to or following transfer of title to the Property or the Option Land, to the full extent that such action is attributable, directly or indirectly, to the presence or use, generation, storage, release, threatened release, or disposal of Hazardous Materials by any person on the Property or the Option Land prior to the transfer of title thereto by Purchaser. Seller's obligations set forth in this Section 13(f) shall survive the Closing.



                                     -xviii-

        14. Purchaser's Consent to New Contracts Affecting the Property or the Option Land; Termination of Existing-Contracts.

                (a) Seller shall not, after the Effective Date, enter into any contract, or any amendment thereof with respect to the Property or the Option Land, without obtaining Purchaser's prior written consent thereto, and which consent shall not be unreasonably withheld by Purchaser (provided that Purchaser may withhold or condition its consent in its sole and absolute discretion following the end of the Due Diligence Period). Seller shall be entitled, without the consent of Purchaser, to enter into, amend or otherwise deal with service contracts and similar agreements that are not Assumed Contracts in the ordinary course of business that are terminable on not more than thirty (30) days' prior notice and which shall not be binding on Purchaser after the Closing Date. Notwithstanding anything to the contrary provided in this Section 14(a), if Purchaser fails to disapprove in writing any such action requiring Purchaser's consent under this Section 14(a) within five (5) business days after Purchaser's receipt of such request and information, Purchaser shall be deemed to have approved such new action. If Purchaser disapproves of any such action, Purchaser shall provide to Seller, along with such written notice of disapproval, the reasons for Purchaser's disapproval.

                (b) Seller shall terminate prior to the Closing, at no cost or expense to Purchaser, any and all management agreements, service contracts or similar agreements affecting the Property or the Option Land that are not Assumed Contracts (other than such contracts or agreements that Seller is not obligated to terminate pursuant to Section 5(c) above) and all employees, if any, of the Property or the Option Land.

                (c) Seller shall not, after the Effective Date, create any new encumbrance or lien affecting the Property or the Option Land other than liens and encumbrances (i) that are reasonably capable of being discharged prior to the Closing and (ii) that in fact will be and are discharged prior to the Closing. The obligations set forth in this Section 14(c) shall survive the Closing to the extent such obligations are violated prior to the Closing.

        15. The Condition of the Property at Closing. Seller shall complete the following actions at Seller's sole cost and expense, and in a manner satisfactory to Purchaser:

                (a) Subdivision. Seller shall comply with the conditions set forth in Section 6(f) above.

                (b) Utilities. On or before that date which is one hundred twenty (120) days after the Closing Date, Seller shall, at Seller's sole cost, cause the installation of all utilities as listed in, and in accordance with the specifications described in, EXHIBIT G attached hereto and made a part hereof, in the street adjacent to the Property and at specific locations approved by Buyer (which shall result in Seller extending such utilities to specific locations designated by Purchaser, provided that such utilities shall be stubbed into the Property on the northerly Property line, approximately seventy five
(75) feet from the easterly Property line of that Property described in Exhibit A attached hereto) and all such utilities shall be installed underground. In addition, Seller shall (i) at Seller's sole cost, obtain the necessary commitments from all such utility providers required to provide the services set forth in EXHIBIT G, including, without limitation, the work being undertaken, or to be undertaken, by Southwest Gas in order to extend natural gas service to the Property, which work includes, without limitation, extending, replacing and upgrading existing natural gas pipe lines (the "Southwest Work"), (ii) in the event that Purchaser purchases the 100 Acre Parcel at Closing, provide a Two Hundred Forty Thousand Dollars ($240,000) credit against the Purchase Price at Closing to partially compensate Purchaser for the cost of the Southwest Work, and, if in connection with the Southwest Work, any refunds or waivers of any deposits or other amounts are available, such amounts shall also be credited against the Purchase Price, or, if such amounts are only available after the Closing, be paid directly to Purchaser
(iii) pay any utility deposits required from the applicable utility providers. At Closing, the Purchase Price shall be reduced by Eighty Thousand Dollars ($80,000) for electrical utility deposits if the electric utility provider does not require or waives the utility deposit, and in the event that Purchaser purchases either the Property or the Partial Parcel at Closing, Purchaser shall receive a Twenty Thousand Dollar ($20,000) credit towards the Purchase Price if Southwest Gas does not require or waives the utility deposit.

                (c) Physical Conditions. Prior to the Closing, Seller shall, at Seller's sole cost, demolish and remove any of the Improvements, or any additional improvements, located on the Property, including without limitation, any buildings, dwellings, structures and/or paved areas, that Purchaser designates on or before the expiration of the Due Diligence Period, and such demolition and removal shall be completed in a manner reasonably acceptable to Purchaser.

                (d) Leases. Any and all Leases must be terminated by Seller at Seller's cost on or prior to the Closing.

                (e) Easements, Covenants, Restrictions and other Agreements. Prior to the Closing, Seller shall cause any covenants, conditions and restrictions to be amended, in a manner reasonably acceptable to the parties hereto, as set forth in Section 6(e) hereof.

                (f) Access Road. On or before that date which is one hundred twenty (120) days after the Closing Date, Seller shall complete the construction, at Seller's expense, of an access road which shall run the entire length of the western boundary of the Property line, with appropriate signage, traffic signals or other traffic control devices ("Signalization") and paving, and which shall be a minimum of forty four (44) feet wide (which width is measured from inside curb face to curb face). In addition, such access road shall comply with all state and local plans, requirements, regulations and laws such that such access road may be publicly dedicated. Seller shall exercise its best efforts to cause such access road to be accepted by Douglas County for maintenance at the earliest date which is reasonably possible following the completion of the construction of each such category of such improvements. Until the access road is accepted by Douglas County for maintenance, or until Douglas County otherwise agrees to maintain the access road, Seller shall be responsible for the maintenance of such improvements at Seller's expense.

        On or before September 30, 2002, Seller shall have, at Seller's expense,
(i) conveyed the land necessary for the Douglas County Airport to construct a road which road will connect the southern portion of the access road (described above) to the Douglas County Airport (the "Airport Access Road") and (ii) caused the Douglas County Airport to have completed the construction of the Airport Access Road with appropriate Signalization and paving, and which shall be a minimum of forty four (44) feet wide (which width is measured from inside curb face to curb face). In addition, the Airport Access Road shall comply with all state and local plans, requirements, regulations and laws such that the Airport Access Road may be publicly dedicated. Seller shall exercise its best efforts to cause the Airport Access Road to be accepted by Douglas County for maintenance at the earliest date which is reasonably possible following the completion of the construction of each such category of such improvements. Until the Airport Access Road is accepted by Douglas County for maintenance, or until Douglas County otherwise agrees to maintain the Airport Access Road, Seller shall be responsible for ensuring the maintenance of such improvements at Seller's expense. In the event that the Airport Access Road has not been completed by July 1, 2002, without limiting any of Seller's obligations hereunder, including, without limitation, the obligation to complete the Airport Access road as provided above, Seller shall have caused, at Seller's sole cost, a truck turnaround to be completed at the southern end of the access road by such date, which truck turnaround must be graded and finished with a quality base and decomposed granite approved by Purchaser, such that the turnaround is topped with an all-weather surface, contain appropriate Signalization, comply with all state and local plans, requirements, regulations and laws and be sufficient for 18-wheeler truck turnaround use, all as approved by Purchaser in Purchaser's sole discretion. In addition, if the Airport Access Road has not been completed by November 30, 2002, without limiting any of Seller's obligations hereunder, including, without limitation, the obligation to complete the Airport Access road as provided above, or any remedy available to Purchaser, Seller shall have caused, at Seller's sole cost, such truck turnaround to be paved in a manner reasonably approved by Purchaser. If, under the terms hereof, Seller is required to complete such truck turnaround, Seller shall also be obligated to (i) promptly remove such truck turnaround and restore the access road to its previous condition (in accordance with the specifications set forth in this 15(f)), at Seller's expense, as soon as the Airport Access Road has been completed and (ii) connect the Airport Access Road to the access road in accordance with the standards set forth in this Section 15(f).

                (g) Off-Site Traffic Mitigation. Seller shall be solely responsible, at Seller's sole cost, for the planning, development and construction of all off-site traffic mitigation improvements, if any are imposed, which are required in an area outside of the Property (i) which are related to any building or other improvement on the Property that shall be used in connection with Starbucks Corporation business operations, and for which Purchaser has obtained a building permit within a period of five (5) years from the Closing Date or (ii) which are related to any other development of the Park or property owned by Seller in the future. Seller shall undertake such planning, development and construction in accordance with all applicable state and local plans, regulations, requirements and laws.

                (h) Construction Easements. Upon the Closing, Seller and Purchaser shall grant to each other, Douglas County and the applicable utility companies any temporary non-exclusive access and construction easements over the Property and other property owned by Seller as shall reasonably be necessary in order for Seller and/or such utility companies to construct and/or install any of the improvements contemplated in this Section 15 and in order for Purchaser to begin constructing Purchaser's Project on the Property. All such easements shall be subject to Purchaser's approval, which approval Purchaser agrees to not unreasonably withhold.

                (i) Soil. Within five (5) days from the date hereof, Seller shall identify the areas within the Park from where soil will be excavated and provided to Seller for the purposes and on the terms set forth herein. Such soil shall be suitable for use in the connection with the development of Purchaser's Project and shall be clean and free from any contaminants, including without limitation Hazardous Materials, and such soil shall be structurally suitable soil in accordance with the Geotechnical report recommendations (except as otherwise described below) ("Soil"). After Seller so identifies such areas within the Park, Purchaser shall have forty five (45) days, at Purchaser's option, to perform random, testing of the Soil at such sites in order to pretest the Soil to ensure that the Soil is contaminant free and complies with the Geotechnical report recommendations. Thereafter, if the Soil is acceptable to Purchaser in Purchaser's sole discretion, Purchaser shall have a ten (10) day period to identify the location to where such Soil (in quantities described below) shall be delivered, which location shall be either (1) on the Property at a specific location to be designated by Purchaser or (2) at an alternative location within in the Park, which location shall be reasonably designated by Purchaser. Seller shall then deliver the Soil to such location prior to the commencement of the construction of improvements on the Property, but in no event later than a date which shall be designated by Purchaser prior to Closing. In the event that Purchaser elects to proceed with (2) above, Purchaser shall move such Soil on to the Property at Purchaser's cost.

Seller shall deliver the Soil to the location described above in two (2) piles -- the first pile shall be composed of approximately one (1) foot of surface material, which Soil shall not be deemed structurally suitable, and the second pile shall be composed of structurally suitable Soil (as described above) -- which piles, together, shall consist of the following amounts of Soil: (A) in the event that Purchaser purchases the 100 Acre Parcel upon Closing, the entire amount of Soil that is produced from any works of improvements, grading or excavation, including without limitation the Soil produced from the construction of the access road set forth in Section 15(f) hereof, undertaken within the Park on behalf of Seller, by Seller or by Seller's contractors (the "Park Improvements"). If, however, the Park Improvements produce less than forty thousand (40,000) cubic yards of Soil, Seller shall give Purchaser (i) such entire amount of Soil produced by the Park Improvements and (ii) all of the Soil from Seller's existing excess Soil pile ("Excess Soil Pile"). (B) In the event that Purchaser purchases either the Property or the Partial Parcel upon Closing, Seller shall give Purchaser twenty thousand (20,000) cubic yards of Soil. If the Park Improvements produce less than twenty thousand (20,000) cubic yards of Soil, Seller shall give Purchaser (y) such amount of Soil produced by the Park Improvements and (z) the all of the Soil from Seller's Excess Soil Pile. In the event that Purchaser does not specify the locations as to where the Soil shall be delivered, Seller shall stockpile the Soil at a location within the Park, which location shall be situated reasonably close to the Property and Purchaser shall thereafter have the option, in Purchaser's sole discretion, for a period of one (1) year and forty (40) days from the date hereof, to remove and use the Soil. If Purchaser discovers that the Soil is not contaminant free or does not comply with the Geotechnical report recommendations (as applicable), Purchaser's only remedy shall be to not accept the Soil from Seller and, if applicable, Seller shall promptly remove the Soil from the Property.

        The obligations set forth in this Section 15 shall survive the Closing.

        16. Miscellaneous.

                (a) Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one (1) business day after being deposited with Federal Express or another reliable overnight courier service, with receipt acknowledgment requested, (iii) upon receipt if transmitted by facsimile telecopy, with a copy sent on the same day by one of the other permitted methods of delivery, or (iii) upon receipt or refused delivery deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

        IF TO SELLER:                     CVBP, LLC
                                          318 North Carson
                                          Carson City, Nevada 89701
                                          Suite 209
                                          Attn: Gary Cook
                                          Fax No.: (775) 885-7314

        WITH A COPY TO:                   Brooke, Shaw, Plimpton Zumpft
                                          1590 4th Street
                                          Minden, NV 89423
                                          Attn: T. Scott Brooke, Esq.
                                          Fax No.: 775-782-3081

        IF TO PURCHASER:                  Starbucks Manufacturing Corporation
                                          2401 Utah Avenue South
                                          Seattle, WA 98134
                                          Attention: William Wood, Esq. and
                                          Rick Arthur
                                          Fax No.: (206) 318-7793

        WITH A COPY TO:                   Craig Kinzer & Co.
                                          1201 Third Avenue, Suite 2350
                                          Seattle, WA 98101
                                          Attention: Craig E. Kinzer
                                          Fax No.: (425) 378-1221

        WITH A COPY TO:                   Orrick, Herrington & Sutcliffe LLP
                                          Old Federal Reserve Bank Buildings
                                          400 Sansome Street
                                          San Francisco, California 94111-3143
                                          Attn: Michael H. Liever, Esq.
                                          Fax No.: (415) 773-4285

or such other address as either party may from time to time specify in writing to the other.

                (b) Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder's fee in connection with the sale contemplated herein except for CB Richard Ellis ("Purchaser's Broker"), whose commission and fees shall be paid by Seller. Seller shall pay as a commission to Purchaser's Broker ten percent (10%) of the Purchase Price of the Property and of



                                     -xxiii-
the Purchase Option Price, as such term is defined herein, if applicable, and Seller shall pay said commission(s) through Escrow. In the event that any other broker or finder makes a claim for a commission or finder's fee based upon any contact, dealings or communication, the party whose conduct is the basis for the broker or finder making its claim shall indemnify, defend and hold harmless the other party against and from any commission, fee, liability, damage, cost and expense, including without limitation attorneys' fees, arising out of or resulting from any such claim. The provisions of this Section 16(b) shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement.

                (c) Successors and Assigns. Purchaser reserves the right to take title to the Property in the name of a nominee or assignee. In the event the rights and obligations of Purchaser hereunder shall be assigned by Purchaser, the assignor shall be released from any obligation or liability hereunder, and such nominee or assignee shall be substituted as Purchaser hereunder and shall be entitled to the benefit of and may enforce Seller's covenants, representations and warranties hereunder as if such nominee or assignee were the original Purchaser hereunder, and shall assume all obligations and liabilities of Purchaser hereunder, subject to any limitations of such liabilities and obligations hereunder or provided by law. This Agreement shall be binding upon the successors and assigns of the parties hereto. Without limiting the foregoing, if Seller liquidates or distributes to its partners the Purchase Price or prorations thereof prior to satisfying all of Seller's obligations hereunder, Purchaser shall have recourse against the proceeds distributed to the extent of any unsatisfied obligations of Seller hereunder.

                (d) Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Purchaser.

                (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

                (f) Merger of Prior Agreements. This Agreement and the exhibits and schedules hereto, constitutes the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

                (g) Enforcement. If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. The provisions of this Section 16(g) shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement.

                (h) Time of the Essence. Time is of the essence of this Agreement.

                (i) Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

                (j) Marketing. Seller shall not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition or financing of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition or financing of the Property. Notwithstanding the foregoing, Purchaser may enter into additional agreements of purchase and sale for the acquisition of alternative property for Purchaser's Project.

                (k) Confidentiality. Each party agrees to maintain in confidence, and not to disclose to any third party, the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to Purchaser, its agents and representatives in connection with Purchaser's investigation of the Property, the transactions contemplated by the Agreement or Purchaser's Project; provided, however, that each party, its agents and representatives may disclose such information and data (a) to such party's accountants, attorneys, prospective lenders, accountants, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively "Representatives") to the extent that such Representatives reasonably need to know (in Purchaser's or Seller's reasonable discretion) such information and data in order to assist, and perform services on behalf of, Purchaser or Seller;
(b) to the extent required by any applicable statute, law, regulation, governmental authority or court order; (c) in connection with any securities filings, registration statements or similar filings undertaken by Purchaser; and
(d) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. Purchaser shall consult with Seller prior to making any press release intended for general circulation regarding the transactions contemplated hereunder. The provisions of this Section 16(k) shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement.

                (l) Return of Documents. In the event that this Agreement terminates, Purchaser shall return to Seller all due diligence materials and all copies thereof delivered by Seller to Purchaser hereunder. The provisions of this Section 16(l) shall survive the termination of this Agreement.

                (m) Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one agreement. This Agreement may be executed pursuant to original or facsimile copies of signatures, with the same effect as if the parties had signed the document pursuant to original signature.

                (n) Limited Liability. The obligations of Purchaser are intended to be binding only on Purchaser and the property of Purchaser, and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of its trustees, officers, beneficiaries, directors, members, or shareholders, or of its investment manager, the general partners, officers, directors, members, or shareholders thereof, or any employees or agents of Purchaser or its investment manager.

                (o) Purchase Option. Purchaser shall have an option to purchase (the "Purchase Option") all or a portion of that certain parcel of land located within the Park and containing approximately fifty (50) acres of land and more particularly described on EXHIBIT A-2 attached hereto (the "Option Land") for a purchase price equal to either (i) One Dollar Five Cents ($1.05), if Purchaser elects to purchase at Closing the 100 Acre Parcel or (i) the amount determined by multiplying One Dollar and Thirty-Three Cents ($1.33) times the total gross square footage of the Option Land, which square footage shall be determined by the area within the Option Land as shown on the ALTA Survey and exclude any land or easements which will be dedicated to public authorities in connection with the development of the Option Land or the subdivision thereof, as adjusted annually commencing with the first anniversary of the Closing Date by any increase in the consumer price index for the region in which the Option Land is located (the "Purchase Option Price"). The Purchase Option shall commence as of the date hereof and expire on the date that is five (5) years after the Closing Date (the "Option Period"). Purchaser shall have the right to exercise the Purchase Option at any time during the Option Period by giving at least thirty
(30) but not more than one hundred eighty (180) days prior written notice to Seller. If Purchaser elects to purchase the Option Land at least thirty (30) days prior to the Closing hereunder, then the sale of the Option Land shall be on the same terms and conditions as set forth herein and the Option Land shall be deemed a part of the Property. If Purchaser elects to purchase the Option Land at any time thereafter, the sale of the Option Land shall be on the terms and conditions set forth in this Section 16(o) above and other reasonably acceptable terms and conditions which will be as more particularly set forth in
EXHIBIT I, which shall be reasonably agreed to by the parties hereto as soon as reasonably practical after the date hereof and which shall be attached hereto on or before the expiration of the Due Diligence Period. The provisions of this
Section 16(o) shall survive the Closing.

                (p) Purchaser's Pre-Closing Rights. Purchaser shall be entitled to grade the Property and prepare the Property for development and construction prior to the Closing. In the event that the Closing does not occur, Purchaser shall have no obligation to restore the Property to its former condition nor shall Purchaser have any other liability with respect thereto, provided, however, that Purchaser shall indemnify Seller against any claims for personal injury or property damage to third parties arising out of such grading or preparation.

        17. Park Restrictions.

                (a) At Closing, Seller shall place the following restrictions on portions of the Park, as designated herein, which restrictions shall (i) benefit Purchaser, (ii) bind the applicable portions of the Park (as set forth below),
(iii) in the event that Seller has placed financing on the Park, be approved by Seller's lender/financier, and, on or before such time, Seller's lender/financier shall agree in writing that any foreclosure or deed in lieu of foreclosure brought by Seller's lender/financier shall not terminate such restrictions, (iv) be in a form and substance reasonably approved by the parties hereto on or before the expiration of the Due Diligence Period, (v) be enforceable by both Seller and Purchaser, and (vi) be recorded upon the Closing

                        (1) Power Plant Substations. The placement of power plant substations within the Park shall be prohibited.

                        (2) Overhead Power Lines. The placement of power lines
(i) on the Property or (ii) within the Park within three hundred (300) feet of the Property lines shall be prohibited.

                        (3) Use Restriction. All owners and lessees in the Park shall be prohibited from engaging in the business of coffee bean roasting. In addition, any owner or lessee in the Park shall be prohibited from engaging in the primary business of coffee bean distribution on any portion of the Park situated within a two (2) mile radius of the Property.

                        (4) Sewage Treatment Facilities. The placement of any sewage treatment facility within the Park shall be prohibited.

                        (5) Odor. Any owner or lessee situated on any portion of the Park shall be prohibited from emitting any odor which would interfere with or adversely affect Purchaser's planned operations on the Property.

                (b) Signage and Street Names. Purchaser shall have the right to install wall and/or building signage on Purchaser's Project, at locations and in forms reasonably acceptable to the parties hereto, provided, however, that the installation of such signage is performed in accordance with any applicable Douglas County rules or regulations governing such signage. If any Park signage is installed by Seller which lists any Park user's name, Purchaser shall have the right to have its name listed on such signage in at least the size equivalent to such other user and at no cost to Purchaser. The street on which Purchaser's Project is located shall be named "Starbucks Drive" unless Purchaser chooses an alternative name for such street, in which case Purchaser must notify Seller prior to Closing, and Seller shall officially name such Street such alternative name at Seller's sole cost. In addition, Seller shall be prohibited from changing the name of the Park or the name of a street within or near the Park to incorporate the name of any competitor of Purchaser who, as one of its primary business purposes, is in the coffee industry.



                                     -xxvii-

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                     SELLER:              CVBP, LLC,
                                          a Nevada limited liability company
Please initial Section 7(a) above
                                          By:   [SIGNATURE ILLEGIBLE]
                                             -----------------------------------
                                          Its:
                                              ----------------------------------
                                          By:   [SIGNATURE ILLEGIBLE]
                                             -----------------------------------
                                          Its:
                                              ----------------------------------


                     PURCHASER:           STARBUCKS MANUFACTURING
                                          CORPORATION,
                                          a Washington  corporation


Please initial Section 7(a) above         By:  [SIGNATURE ILLEGIBLE]
                                             -----------------------------------
                                          Its:  VICE PRESIDENT
                                              ----------------------------------



                                    -xxviii-

                          COUNTERPART SIGNATURE PAGE TO
                               PURCHASE AGREEMENT

                         DATED AS OF _____________, 2001

                                 (TITLE COMPANY)

        Title Company agrees to act as Title Company and title company in accordance with the terms of this Agreement and to act as the Reporting Person in accordance with Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

                                       TITLE COMPANY

                                       By:  [SIGNATURE ILLEGIBLE]
                                          --------------------------------------
                                       Its:   VP
                                           -------------------------------------

                                       Date: 6/19, 2001

                                LIST OF EXHIBITS



EXHIBIT A          Legal Description of Land

EXHIBIT A-2        Legal Description of Option Land

EXHIBIT B          List of Personal Property

EXHIBIT C          Due Diligence Items

EXHIBIT D          Intentionally Deleted

EXHIBIT E          Form of Nevada Grant Bargain and Sale Deed

EXHIBIT F          Form of Assignment of Intangible Property

EXHIBIT G          Utilities

EXHIBIT H          Intentionally Deleted

EXHIBIT I          Terms of Option Land Purchase

EXHIBIT J          Environmental Indemnities



                                       30